EXECUTION VERSION
    MASTER LEASE AGREEMENT

Exhibit 10.1

THIS MASTER LEASE AGREEMENT, dated as of December 31, 2021 (this “Agreement”), is made and entered into by and between STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company (“Lessor”), with its principal office at 5601 Granite Parkway, Suite 1350, Plano, Texas 75024, and MONTANA RENEWABLES, LLC, a Delaware limited liability company (“Lessee”), with its principal office at 2780 Waterfront Parkway E. Dr., Indianapolis, IN 46214. The parties may, now or in the future, enter into one or more equipment schedules (each, a “Schedule”) which refer to and incorporate by reference this Agreement. Each Schedule shall constitute a lease (each, a “Lease”) for the Equipment (defined below) specified therein. Additional details pertaining to each Lease are specified in the applicable Schedule. Lessor has no obligation to enter into any additional Leases with, or extend any future financing to, Lessee.

1.    LEASE, DELIVERY AND ACCEPTANCE. Subject to and upon all of the terms and conditions of this Agreement and each Schedule, Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor, the Equipment for the Term (as defined in Section 2 below) set forth in such Schedule. Lessor hereby appoints Lessee as Lessor’s agent for the sole and limited purpose of accepting delivery of the Equipment from each vendor thereof, if applicable. Upon delivery, Lessee shall inspect and, to the extent the Equipment conforms to the condition required by the applicable sales contract, accept the Equipment. Lessee will evidence its acceptance of the Equipment by acknowledging such acceptance in the applicable Schedule or, upon Lessor’s request, by executing and delivering to Lessor a Delivery and Acceptance Certificate (in the form provided by Lessor). Lessee shall pay any and all shipping, delivery and installation charges. Lessor shall not be liable to Lessee for any delay in, or failure of, delivery of the Equipment.

2.    TERM. Each Lease shall be effective and the term of each Lease (“Term”) shall commence on the date of Lessor’s acceptance of the applicable Schedule executed by Lessee (the “Lease Commencement Date”) and, unless sooner terminated or extended, such Lease shall expire on the Term Expiration Date specified in the applicable Schedule; provided, however, that obligations due to be performed by Lessee during the Term shall continue until they have been performed in full. If any Term is extended, the word, “Term” shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as otherwise expressly provided in writing.

3.    RENT. Lessee shall pay rent (“Rent”) to Lessor for use of the Equipment during the Term in the amount set forth in and due as stated initially in the applicable Schedule. The term “Rent” shall include all payments due under a Lease including, but not limited to rental payments, adjustments to rent, if any, security deposits and interim rents. Timeliness of Lessee’s payment and its other performance under any Lease is of the essence. If any Rent or other amount payable by Lessee hereunder is not paid within three (3) business days after its due date, Lessee agrees to pay, for each late payment of Rent after the first occurrence of a late payment during the Term of a Lease, on demand a late charge in the amount equal to five percent (5%) of any such unpaid amount (the “Late Charge”); provided, however, that such late charge shall not constitute interest and, in no event, shall the amount collected exceed the maximum amount permitted by applicable law. All payments provided for herein shall be payable to Lessor in United States Dollars by wire transfer or at Lessor’s address specified in the applicable Schedule in immediately available funds, or at any other place designated by Lessor. For the avoidance of doubt, Lessee acknowledges that the Overdue Rate shall accrue on each late payment of Rent until such late payment is paid in full regardless of whether or not the foregoing late charge would apply. Payments of Rent shall be applied first to the most overdue related Late Charge (if any) and unpaid Rent payment.

4.    LEASE NOT CANCELABLE; LESSEE’S OBLIGATIONS ABSOLUTE. This Agreement may not be canceled or terminated, nor may the obligations hereunder or under any Lease be prepaid, canceled or terminated, except as expressly provided herein or in the respective Schedule or other written rider or amendment to the Lease, executed by both Lessor and Lessee. Lessee’s obligation to pay all Rent due or to become due hereunder shall be absolute and unconditional and shall not be subject to any delay, reduction, set-off, defense, counterclaim, abatement or recoupment for any reason whatsoever, including any rights or claims Lessee may have against any person or entity, including, but not limited to, the manufacturer, vendor, or supplier of the Equipment related to any defects, malfunctions, breakdowns or infirmities in the Equipment or any representations by the manufacturer, supplier or vendor thereof or any accident, condemnation or unforeseen circumstances. If the Equipment is unsatisfactory for any reason, Lessee shall make any claim solely against the manufacturer, supplier or vendor thereof and shall, nevertheless, pay Lessor all Rent payable hereunder.

5.    SELECTION AND USE OF EQUIPMENT. Lessee agrees that it shall be responsible for the selection, use of, and results obtained from, the Equipment and any other associated assets or services. Lessee agrees that the Equipment will be operated solely in the continental United States unless the applicable Schedule provides otherwise and by competent, qualified personnel in connection with Lessee’s business for the purpose for which the Equipment was designed and in accordance with applicable operating instructions, insurance policies, laws and government regulations except for such variances therefrom as would not reasonably be expected to have a “Material Adverse Effect” (as hereinafter defined) on Lessee and its subsidiaries (taken as a whole), or the Equipment. Lessee shall not discontinue use of the Equipment for more than one hundred eighty (180) days, except for such discontinuance of use of any particular Equipment as (a) would not have a Material Adverse Effect on Lessee and its subsidiaries (taken as a whole), or the Equipment (taken as a whole), or (b) results from (i) a plant turnaround, or (ii) (A) a casualty event that is not a casualty event with respect to the Equipment, that occurs in a part of the facility in which the Equipment is located, or (B) a crude oil or input supply, pandemic related, or other business interruption caused by an external event outside the control of Lessee, and which in the case of (A) or (B) impacts for the duration of any such event the product lines for which the Equipment is used, resulting in idling of such Equipment; provided that, the foregoing exceptions shall not be construed so as to permit Lessee to utilize other equipment or property not constituting Equipment in lieu of the idled Equipment. Lessee shall procure and maintain in effect all orders, licenses, certificates, permits, approvals and consents

EXECUTION VERSION
required by federal, state or local laws or by any governmental body, agency or authority in connection with the delivery, installation, possession, use, maintenance and operation of the Equipment except where the failure to procure or maintain any of the foregoing would not have a Material Adverse Effect on Lessee and its subsidiaries (taken as a whole), or the Equipment. Lessee shall not move any Equipment from the location specified for it in the applicable Schedule, provided, however, Lessee may move Equipment to another location within the United States provided that Lessee has delivered to Lessor (i) prior written notice thereof and (ii) duly executed agreements and instruments (all in form and substance satisfactory to Lessor) necessary or, in the opinion of Lessor, desirable to protect Lessor’s interest in such Equipment. Notwithstanding anything to the contrary in the immediately preceding sentence, Lessee may keep any Equipment consisting of motor vehicles or rolling stock at any location in the continental United States.

Lessee and Lessor agree that each Lease is a “finance lease” as defined by Section 2A-103(g) of the Uniform Commercial Code as in effect in the State of New York (the “UCC”). Lessee acknowledges: (i) that Lessee is or has selected the “Supplier” as defined in Article 2A of the UCC and (ii) that Lessee was informed, before Lessee’s execution of this Lease and is hereby informed in writing that Lessee is entitled under Article 2A of the UCC to the promises and warranties, including those of any third party, provided to Lessor by the Supplier in connection with or as part of the Equipment purchase, and that Lessee may communicate with the Supplier and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations on remedies relating thereto. Lessee acknowledges and agrees that neither the manufacturer or supplier, nor any salesman, representative or other agent of the manufacturer or supplier, is an agent of Lessor. No salesman, representative or agent of the manufacturer or supplier is authorized to waive or alter any term or condition of this Agreement or any Schedule and no representation as to the Equipment or any other matter by the manufacturer or supplier shall in any way affect Lessee’s duty to pay Rent and perform its other obligations as set forth in this Agreement or any Schedule.

For purposes hereof, “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Lessee and its subsidiaries taken as a whole; (b) a material impairment of the ability of Lessee to perform its obligations under this Agreement or the Lease; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Lessee of this Agreement, or (d) a material adverse effect upon the condition or value of the Equipment taken as a whole.

6.    DISCLAIMER OF WARRANTIES. Lessee acknowledges and agrees that (i) the Equipment is of a size, design and capacity selected by Lessee, (ii) Lessor is neither a manufacturer nor a vendor of such Equipment and Lessor did not select the Equipment, (iii) LESSOR LEASES AND LESSEE TAKES THE PROPERTY AND EACH PART THEREOF “AS-IS” AND THAT LESSOR MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, QUALITY, DURABILITY, VALUE, DESIGN, OPERATION, SUITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN ANY RESPECT WHATSOEVER OR AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OR ANY PATENT, TRADEMARK OR COPYRIGHT, OR AS TO ANY OBLIGATION BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED WITH RESPECT THERETO, AND HEREBY DISCLAIMS ANY SUCH WARRANTY. LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE A CLAIM AGAINST LESSOR FOR BREACH OF ANY WARRANTY WHATSOEVER. IN NO EVENT SHALL LESSOR HAVE ANY OBLIGATION OR LIABILITY FOR, NOR SHALL LESSEE HAVE ANY REMEDY AGAINST LESSOR FOR ANY ACTUAL, INCIDENTAL, SPECIAL, CONSEQUENTIAL DAMAGES OR OTHER CLAIM, LOSS, DAMAGE OR EXPENSE CAUSED DIRECTLY OR INDIRECTLY BY THE PROPERTY OR ANY DEFICIENCY OR DEFECT THEREOF OR THE INSTALLATION, OPERATION, MAINTENANCE OR REPAIR THEREOF OR THERETO. Lessee may have rights under the contract evidencing Lessor’s purchase of any of the Equipment from the contractor, manufacturer or vendor. Lessee is advised to contact such contractor, manufacturer or vendor of the Equipment for a description of any such rights. Lessor hereby assigns to Lessee during the term of any Lease, for the sole purpose of prosecuting a claim, the benefits of any and all warranties, if any, expressed or implied with respect to the Equipment, running from the contractor, manufacturer or the vendor of the Equipment to Lessor or its assigns, to the extent assignable. Lessor and Lessee shall cooperate in good faith regarding any claim under any such warranty. Lessee, by its execution of each Schedule, acknowledges that it has received a copy of the contractor’s or manufacturer’s warranties for the applicable Equipment. Lessee’s sole remedy for the breach of any such contractor’s or manufacturer’s warranty shall be against the contractor or manufacturer of the Equipment, and not against Lessor or its assigns. Lessee expressly acknowledges that Lessor makes, and has made, no representations or warranties whatsoever as to the existence or the availability of such warranties of the manufacturer of the Equipment.

7.    OWNERSHIP; MARKING; FINANCING STATEMENTS; NO LIENS. The Equipment is and shall be the sole property of Lessor and, except as set forth in the applicable Schedule, the parties agree that the Equipment shall at all times remain personal property and not a fixture and that Lessor’s title thereto shall not be impaired, notwithstanding the manner in which it may be affixed to any real property. Lessee shall affix to the Equipment any labels supplied by Lessor indicating ownership of such Equipment and shall promptly replace any such markings or identification which are removed, defaced or destroyed. Lessee shall obtain and record such instruments and take such steps as Lessor may reasonably request to prevent any person or entity from acquiring any rights in the Equipment by reason of the Equipment being claimed or deemed to be real property.

It is the express intention of the parties hereto that (i) each Lease constitutes a true “lease” as such term is defined in Article 2A of the UCC and not a sale or retention of security interest; and (ii) title to the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, property, rights, equity or interest other than a leasehold interest, solely as Lessee subject to the terms and conditions of the respective Lease, including Lessee’s right to purchase the Equipment thereunder. If, notwithstanding the express intent of the parties, a court of competent jurisdiction determines that any Schedule is not a true lease, but rather is a sale and extension of credit, a lease intended for security, a loan secured by the Equipment specified in such Schedule, or other similar arrangement, the parties

EXECUTION VERSION
agree that in such event: (A) in order to secure the prompt payment and performance as and when due of all of Lessee’s obligations (both now existing and hereafter arising) under each such Schedule, Lessee shall be deemed to have granted and it hereby grants to Lessor, a first priority security interest in the following (whether now existing or hereafter created): the Equipment described in such Schedule and all cash and non-cash proceeds, including the proceeds of all insurance policies (regardless of whether the Equipment is characterized under the UCC as Lessee’s “equipment” or “inventory”) and the security deposit, if any; and (B) Lessee agrees that with respect to the Equipment and security deposit, in addition to all of the other rights and remedies available to Lessor hereunder upon the occurrence of an Event of Default, Lessor shall have all of the rights and remedies of a first priority secured party under the UCC. Lessee may not dispose of any of the Equipment except to the extent expressly provided herein, notwithstanding the fact that proceeds constitute a part of the Equipment.

Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and adding any other collateral described therein and containing any other information required by the applicable Uniform Commercial Code. Lessee shall execute and deliver to Lessor for filing any similar documents Lessor may request, including any applicable fixture filings Lessor may deem appropriate in light of the nature of the Equipment.

Upon request by Lessor, Lessee shall obtain and deliver to Lessor valid and effective waivers, in recordable form, by the owners, landlords and mortgagees of the real property upon which the Equipment is located or certificates of Lessee that it is the owner of such real property. Furthermore, Lessee agrees to maintain the Equipment free from all claims, liens, attachments, rights of others or encumbrances of any nature or kind whatsoever, including legal processes (“Liens”) of creditors of Lessee or any other persons or entities, other than (i) Liens for fees, taxes, levies, duties or other governmental charges of any kind, Liens of mechanics, materialmen, laborers, employees, suppliers, taxing authorities and similar Liens not yet overdue for a period of more than thirty (30) days or that are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; provided, however, that such proceedings do not involve any substantial risk (as determined in Lessor’s sole discretion) of the sale, forfeiture or loss of the Equipment or any interest therein), (ii) Liens securing purchase money indebtedness incurred to finance the improvement or replacement of Severable Improvements, provided that (1) the amount of such indebtedness when incurred shall not exceed the purchase price of such improvement and (2) such Lien shall not encumber Equipment other than the Severable Improvement and insurance proceeds thereof, (iii) easements, rights-of-way, restrictions (including zoning limitations) and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the use of the Equipment in the ordinary course of business or Lessor’s access to and repossession of the Equipment upon termination or expiration of any Lease, and (iv) with respect to the real property on which the Equipment is located, or with respect to sublease of any storage tanks, any Liens expressly set forth as permitted Liens in the applicable Schedule. Lessee will defend, at its own expense, Lessor’s title to the Equipment from such claims, Liens or legal processes. Lessee shall also notify Lessor promptly upon receipt of written notice of any Lien on the Equipment.

In the event Lessee receives or otherwise comes into possession of any manufacturer's statement of origin, any certificate of title or any other document evidencing ownership issued with respect to any Equipment, Lessee will promptly (but in no event later than three (3) business days) after its receipt thereof deliver the same directly to Lessor, in each case with any necessary endorsements in favor of Lessor.

Notwithstanding the terms of this Agreement, the following constitute permitted dispositions (that are not prohibited hereby) of the Equipment: (i) any disposition that might be deemed to occur as a result of the damage to or theft, loss or destruction of all or any part of the Equipment; provided, however, that Lessee has fully performed its obligations set forth in Section 8, Section 10 and any applicable obligations set forth in the Lease with respect to Stipulated Loss Values, (ii) any disposition arising from maintenance of the Equipment, so long as the parts of the Equipment that are replaced pursuant to such maintenance continue to constitute a part of the Equipment, (iii) any subassemblies or subparts of the Equipment that are sent out for repair and promptly returned for reassembly with the Equipment shall not be deemed to have been disposed of, and (iv) the sublease of any storage tanks constituting a part of the Equipment in connection with the performance of one or more supply and offtake or inventory financing arrangements, provided that Lessee’s supply and offtake or inventory financing counterparty and Lessor are party to intercreditor arrangements satisfactory to Lessor in Lessor’s reasonable discretion.

8.    MAINTENANCE OF EQUIPMENT. Lessee, at its sole cost and expense, shall maintain, service and repair the Equipment: (i) in accordance and consistent with (A) the manufacturer’s or supplier’s recommendations and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, supplier or service provider, (B) the requirements of all applicable insurance policies, (C) the purchase agreement or supply contract, if any, so as to preserve all of Lessee’s and Lessor’s rights thereunder, including all rights to any warranties, indemnities or other rights or remedies, (D) all applicable laws, except where the failure to do so would not have a Material Adverse Effect on the Lessee or the Equipment, and (E) the prudent practice of other similar companies in the same business as Lessee, but in any event, to no lesser standard than that employed by Lessee for comparable property owned or leased by it; and (ii) without limiting the foregoing, so as to cause the Equipment to be in good repair, condition and working order in full compliance with the terms hereof, ordinary wear and tear excepted. All replacement parts shall be free and clear of all liens, encumbrances or rights of others and have a value, utility and remaining useful life at least equal to the parts replaced. Title to all such parts, improvements and additions to the Equipment immediately shall vest in Lessor, without cost or expense to Lessor or any further action by any other person or entity, and such parts, improvements and additions shall be deemed incorporated in the Equipment and subject to the terms of the Lease as if originally leased hereunder. Lessee shall make the Equipment and its maintenance records available for inspection by Lessor at reasonable times and upon reasonable advance written notice; provided, however, that inspection is a visual act only, and inspection does not include construction, deconstruction, cutting, welding or other physical alteration of the Equipment.

EXECUTION VERSION
9.    ALTERATION; MODIFICATIONS; PARTS. Lessee may not materially alter or modify the Equipment without the prior written consent of Lessor, such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that Lessee shall have the right at any time and from time to time during the Term to make improvements to the Equipment, or any portion thereof, in connection with the requirements of Lessee’s business (each, an “Improvement”), without the prior consent of Lessor, so long as such Improvement (i) does not diminish the then fair market value or the utility of the Equipment and (ii) is performed in a good and workmanlike manner. At least once per calendar quarter or upon written request by Lessor, to the extent any Improvement during the preceding three months involved an item of the Equipment identified by a serial number in the relevant Schedule, Lessee will notify Lessor of such Improvement and, if applicable, will provide the new serial number for such item of the Equipment. Any Improvement, other than a Severable Improvement shall be a part of the Equipment, subject to this Agreement, and shall revert to Lessor at the expiration or earlier termination of this Agreement, with no obligation on the part of Lessor to reimburse Lessee or any other person or entity for it. Any part installed in connection with warranty or maintenance service or which cannot be removed in accordance with the preceding sentence shall be the property of Lessor, with no obligation on the part of Lessor to reimburse Lessee or any other person or entity for it.

10.    LOSS OR DAMAGE; STIPULATED LOSS VALUE. Until the Equipment is returned to and received by Lessor as provided in Section 14 hereof, Lessee shall bear the entire risk of loss or destruction or damage to the Equipment (“Casualty Loss”). No Casualty Loss shall relieve Lessee from its obligations to pay Rent except as expressly provided in this section. When any Casualty Loss occurs, Lessee shall notify Lessor as promptly as possible under the circumstances and, at the option of Lessee and at Lessee’s sole cost and expense, promptly place such Equipment in good repair and working order in the condition required by this Agreement. If an item of Equipment is subject to a Total Loss (as hereinafter defined) as opposed to damage that may be repaired and is economically reasonable to repair, Lessee shall have the option, as hereinafter provided, either to replace each such item of Equipment with similar new or used Equipment, and upon any replacement, the Lessor shall be deemed to relinquish title to such Equipment and to receive title to the replacement Equipment (the “Replacement Equipment”), or to pay Stipulated Loss Value and make related payments, as hereinafter provided. The Replacement Equipment shall have at least the value, expected residual value, function and remaining useful life, as such Equipment that suffered the Casualty Loss, assuming that such Equipment had been maintained in accordance with the maintenance provisions of the applicable Lease and it shall not result in such Equipment becoming “limited use property” within the meaning of Rev. Proc. 2001-28, 2001-19 C.B. 1156 or Rev. Proc. 2001-29, 2001-19 C.B. 1160 (or any successors thereto). Provided that no Event of Default has occurred and is continuing, upon receipt of evidence reasonably satisfactory to Lessor of work performed or to be performed, the order of replacement goods, progress payments due for work in progress (or for work to be completed in phases), documented deposit requirements for work to be performed (including deposits required in advance of the commencement of work or the fabrication of replacement goods), images of completed work, or other similar evidence from Lessee or the vendor providing the repairs, Lessor will apply any net insurance proceeds received by Lessor on account of such loss to the cost of repairs or replacement and release such amount (if in Lessor’s custody) for payment to the vendor providing the repair or replacement for the Equipment or, if Lessee so requests, disburse to Lessee the applicable amount for payment by Lessee to such vendor. Upon the occurrence of the loss, disappearance, theft, damage or destruction of any item of the Equipment, or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Equipment or the imposition of any Lien thereon by any governmental authority (any of the foregoing occurrences being herein referred to as a “Total Loss”), Lessee shall have the option (evidenced by written notice from Lessee to Lessor within forty-five (45) days after the Total Loss) either (i) on the next date for the payment of Rent, pay to Lessor the Rent due on that date plus the Stipulated Loss Value (set forth in applicable Schedule) of the item or items of the Equipment with respect to which the Total Loss has occurred and any other sums due hereunder with respect to that Equipment (less any insurance proceeds or condemnation award actually paid and received by Lessor), and if such insurance proceeds exceed the Stipulated Loss Value, then such excess shall be paid to Lessee, or (ii) to replace such item or items of Equipment, such replacement to be effected as promptly as practicable (and Lessee shall continue to pay rent while awaiting any such replacement Equipment from the vendor thereof, while Lessor shall hold any insurance proceeds with respect to Equipment that is a Total Loss as collateral for Lessee’s obligations hereunder, pending the use of such insurance proceeds for the replacement cost of such Equipment in accordance with the terms hereof). Upon Lessee’s election to make and the making of such payment, the Lease and the obligation to make future rental payments shall terminate solely with respect to the Equipment or items thereof so paid for and (to the extent applicable) Lessee shall become entitled thereto “AS IS WHERE IS” without warranty, express or implied, with respect to any matter whatsoever, except for the absence of any Liens of Lessor. Stipulated Loss Value shall be determined as of the next date on which a payment of Rent is or would be due after a Total Loss, after payment of any Rent due on such date, and the applicable Stipulated Loss Value shall be that which is set forth with respect to such Rent payment date. If Lessee fails to perform its obligations under this Section 10, Lessor shall have the right to substitute performance, in which case, Lessee shall immediately upon demand, reimburse Lessor therefor.

11.    INSURANCE. Lessee shall cause to be obtained and maintained at all times (including, without limitation, any period of storage) on the Equipment, at its own expense, all risk physical damage insurance and comprehensive general and/or automobile (as appropriate) liability insurance (covering bodily injury and property damage exposure including, without limitation, contractual liability and products liability) in such amounts, against such risks, in such form and with such insurers as is customary for similarly situated operators of assets such as the Equipment; provided, however, that the amount of all-risk physical damage insurance shall not be less than the greater of (i) the replacement value of the Equipment; or (ii) the Stipulated Loss Value of the Equipment specified in the applicable Schedule. Each physical damage insurance policy will name Lessor (together with its successors and assigns) as loss payee. Each liability insurance policy shall provide coverage (including contractual, cross-liability and personal injury coverage) of not less than $50,000,000 or the amount required by law, whichever is greater for each occurrence, name Lessor (together with its affiliates and each of its and their successors and assigns) as an additional insured, and be primary as respects of any other insurance. Each insurance policy shall provide, by endorsement or otherwise that the interests of Lessor shall not be invalidated by any action or inaction of Lessee or any other person or entity, and shall insure Lessor regardless of any breach or violation by Lessee or any other person or entity, of any warranties, declarations or conditions of such policies. All policies shall contain a clause requiring the insurer to give Lessor at least thirty (30) days prior written notice of any material change in the terms or cancellation of the policy and shall include a waiver of

EXECUTION VERSION
subrogation as respects Lessor’s insurance policies. Lessee shall be liable for all deductible portions of all required insurance. Lessee shall furnish a certificate of insurance providing confirmation of these insurance policies and, at Lessor’s request, Lessee shall provide a copy of each insurance policy (with endorsements); provided, however, Lessor shall have no duty to ascertain the existence of or to examine the insurance policies to advise Lessee if the insurance coverage does not comply with the requirements of this Section. If Lessee fails to insure the Equipment as required, Lessor shall have the right but not the obligation to obtain such insurance, and the cost of the insurance shall be for the account of Lessee due as part of the next due Rent. Lessee consents to Lessor’s release, upon its failure to obtain appropriate insurance coverage, of any and all information necessary to obtain insurance with respect to the Equipment or Lessor’s interest therein. Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to (i) for so long as an Event of Default has occurred and is continuing and (ii) regardless of whether an Event of Default is then continuing, if the insurer of any Casualty Loss fails to comply with any loss payee clause, in each case (i) and (ii), Lessor shall have the authority, in the name and on behalf of Lessee, to make claim for, receive payment of, and execute and endorse all documents, checks or drafts issued with respect to any Casualty Loss under any insurance policy relating to the Equipment.

12.    TAXES. Lessee will pay all personal property taxes, fees, levies, imposts, duties, withholdings and governmental charges on the Equipment, including all sales, use, excise, goods and services, and other taxes and fees. Lessee shall, to the extent permitted by law, cause all billings of such taxes, fees, levies, imposts, duties, withholdings and governmental charges to be made to Lessee. Lessee shall indemnify and hold Lessor harmless from, all charges, fees, assessments and sales, use, excise and other taxes (including, without limitation, income, franchise, business and occupation, gross receipts, sales, use, licensing, registration, titling, commercial activity, personal property, stamp and interest equalization taxes, levies, imposts, duties, charges or withholdings of any nature), and any fines, penalties or interest thereon, imposed or levied by any governmental body, agency or tax authority upon or in connection with the Equipment, its purchase, ownership, delivery, leasing, possession, use or relocation of the Equipment or otherwise in connection with the transactions contemplated by each Lease or the Rent thereunder, but excluding taxes, levies, imposts, duties, charges or withholdings of any nature (including any related interest and penalties) on or measured by, or imposed with respect to, (i) the Lessor’s net or gross income, net or gross receipts, alternative minimum taxable income, items of tax preference, branch profits, franchise, capital, conduct of business, stock value or net worth or other status of Lessor (in each case other than taxes that are (or are in the nature of) sales, use, value added, transfer, excise and personal property taxes), (ii) resulting from Lessor’s gross negligence, willful misconduct, or the material breach by Lessor of any of its representations, warranties, covenants or obligations in this Agreement or the Lease, (iii) resulting from or arising out of any failure on the part of Lessor to file any tax returns or pay any taxes owing on a timely basis or any errors or omissions on Lessor’s tax returns unless, in each case, Lessee is responsible under the Lease for filing the returns pursuant to this Agreement or the Lease, (iv) attributable to a transfer or disposition (directly or indirectly) of any interest in the Equipment, the Lease or any part of the foregoing or any interest in Lessor (including a deemed transfer for tax purposes) other than (A) a transfer to Lessee pursuant to the exercise of any purchase option granted to Lessee under the Lease, or (B) a transfer pursuant to Lessor’s exercise of remedies in Section 21 of this Agreement as a result of an Event of Default, (v) resulting from the leasing, ownership, use or operation of the Equipment after Lessee’s return of the Equipment in compliance with the terms of this Agreement and the applicable Lease, except as a result of an Event of Default, (vi) imposed on Lessor (including by way of withholding) as a result of the failure by Lessor (or any member of Lessor) to be a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code (the “Code”), (vii) imposed on Lessor by any jurisdiction to the extent such taxes would not have been imposed on Lessor had Lessor not engaged in activities in such jurisdiction unrelated to the transactions contemplated by this Agreement or the Lease, and (viii) imposed on any transferee, assignee or successor in interest of Lessor to the extent such taxes are in excess of the taxes that would have been imposed on Lessor had such transfer or assignment not occurred.

Lessee shall, to the extent permitted by applicable law, prepare and file all property tax reports, renditions, tax returns and information statements which are required to be made with respect to any item of Equipment leased hereunder. For that purpose, Lessor hereby appoints Lessee its agent and attorney-in-fact and Lessee shall be responsible for making filings and payments on behalf of Lessor where the incidence thereof falls on Lessor (but excluding, for the avoidance of doubt, federal or state income tax returns). Lessor will cooperate with Lessee by timely providing information requested by Lessee in connection with Lessee’s preparation and filing of such reports, renditions, returns or information statements. Lessor further agrees to promptly forward to Lessee any assessments, tax bills or other correspondence received in connection therewith. Upon request, Lessee will furnish to Lessor proof of payment of all taxes and other imposts described above.

Lessee shall be entitled to contest the imposition of taxes, charges and fees (including penalties) subject to this Section 12 at Lessee’s sole cost and expense; provided that Lessee has confirmed in writing its liability for the amounts should it lose the contest, the contest does not create a material risk of sale, loss or forfeiture of the Equipment or otherwise create a material adverse impact on Lessor’s interest in the Equipment (as determined in Lessor’s sole good faith discretion), and Lessee keeps Lessor reasonably informed about the progress of the contest and provides Lessor copies of any filings or correspondence with the tax authorities about the case. Lessor shall provide to Lessee such information as Lessee may reasonably request in order to contest the applicable tax and shall otherwise cooperate with Lessee to the extent necessary to permit Lessee to conduct such contest. Lessor agrees not to settle any claim that Lessee is contesting in accordance with this Section 12 without the prior written consent of Lessee (such consent not to be unreasonably withheld, conditioned or delayed). If Lessor shall obtain a refund, credit or other tax benefit attributable to an amount paid by Lessee pursuant to this Section 12, Lessor shall promptly pay or credit to Lessee the amount of such refund, credit or tax benefit (net of all out-of-pocket expenses incurred in obtaining such refund, credit or tax benefit); provided that Lessee shall repay such amount to Lessor in the event Lessor is required to repay such refund, or is subsequently denied such credit or tax benefit, upon receipt of documentation from Lessor substantiating the loss of such refund, credit or tax benefit.

For the avoidance of doubt, Lessor acknowledges and agrees that Lessee shall be entitled to claim, for federal and state tax purposes, all tax attributes and benefits, including depreciation deductions, attributable to any Improvements, including without limitation all Severable Improvements.

EXECUTION VERSION

13.    PURCHASE & RENEWAL OPTIONS. So long as no Event of Default constituting a rent payment default shall have occurred and be continuing, Lessee may:

(a)upon written notice to Lessor received at least one hundred eighty (180) days prior to the Term Expiration Date for the applicable Lease, purchase all, but not less than all, of the Equipment covered by the applicable Lease on such Term Expiration Date. The purchase price for such Equipment (the “Purchase Price”), shall be its fair market value on an “in-place, in-use” basis, as mutually agreed by Lessor and Lessee, or, if they cannot agree after exchanging written statements of the estimated fair market value, then as determined in the following manner:

(i) Lessor shall pick an appraiser of recognized regional standing and notify Lessee in writing of Lessor’s selection,

(ii) within ten (10) days after Lessee receives Lessor’s notice of the identity of the appraiser selected by Lessor, Lessee shall notify Lessor in writing of Lessee’s selection of an appraiser of recognized regional standing,

(iii) the two appraisers shall, within thirty (30) days after the appointment of Lessee’s appraiser nominee, meet and attempt to agree upon such fair market value, but if they are unable to agree, then the two appraisers shall together select a third appraiser of recognized regional or national standing, and shall notify in writing Lessor and Lessee of their selected appraiser,

(iv) such appraiser selected by the appraiser nominees of Lessor and Lessee shall be directed to complete its appraisal within thirty (30) days of its appointment pursuant to the foregoing and such third appraiser’s completed appraisal shall be the appraisal of the Equipment, and

(v) all costs arising from the foregoing shall be borne by Lessee.

If Lessee has elected to exercise its purchase option, then on the Term Expiration Date for any Equipment, Lessee shall pay to Lessor the Purchase Price, together with all sales and other similar taxes applicable to the transfer of the Equipment and any other amount payable and arising hereunder, in immediately available funds, whereupon Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Equipment on an “as is, where is” basis, except Lessor will warrant that the Equipment is free and clear of any liens created by Lessor or any party on Lessor’s behalf; or

(b)upon written notice to Lessor received at least one hundred eighty (180) days prior to the Term Expiration Date for the applicable Lease, extend the Term of the applicable Lease for all, but not less than all, of the Equipment covered by such Lease for an additional period of not less than 24 months, during which the monthly Rental Payment Amount (as such term is used in the applicable Schedule) will remain the same Rental Payment Amount as initially set forth in the applicable Schedule. At the end of any extension of the initial Term, Lessee may (i) purchase from Lessor all, but not less than all, of the Equipment on an “as is, where is, with all faults” basis and otherwise as described in paragraph (a) above, (ii) elect to further extend the Term on terms satisfactory to Lessor in Lessor’s sole discretion or (iii) upon written notice to Lessor received at least one hundred eighty (180) days prior to the expiration date of the extended Term (or with such longer notice period required pursuant to the applicable Lease), return all, but not less than all, of the Equipment covered by such Lease pursuant to the terms of Section 14 below and the terms of such Lease; or

(c)exercise any other early buyout option as and to the extent provided expressly in a Schedule.

If none of the foregoing options are exercised by Lessee, then Section 14 shall apply.

14.    RETURN OF EQUIPMENT; HOLDOVER. Except for Equipment that has suffered a Total Loss and is not required to be repaired pursuant to Section 10 hereof or Equipment which has been purchased by Lessee pursuant to Section 13 hereof, upon expiration or termination of the Term of a Lease, or upon demand by Lessor pursuant to Section 20 below, Lessee shall contact Lessor for shipping instructions and, at Lessee’s own risk, immediately return the Equipment, freight, Equipment loading, unloading and rigging costs prepaid, to a location in the continental United States specified by Lessor. At the time of such return to Lessor, the Equipment shall (i) be in the operating order, repair and condition as required by Section 8 hereof and (ii) be capable of being immediately assembled and operated by a third party purchaser or third party lessee without further repair, replacement, alterations or improvements, and in accordance and compliance with any and all statutes, laws, ordinances, rules and regulations of any governmental authority or any political subdivision thereof applicable to the use and operation of the Equipment. Except as otherwise provided under Section 13 hereof, at least one hundred eighty (180) days (but not more than two hundred seventy (270) days) before the expiration of any Term, Lessee shall give Lessor written notice of its intent to return the Equipment at the end of such Term (“Return Notice”). During such one hundred eighty (180) day period, Lessor and its prospective purchasers or lessees shall have the right of access to the premises on which the Equipment is located to inspect the Equipment, and Lessee shall cooperate in all other respects with Lessor’s remarketing of the Equipment. The provisions of this Section 14 are of the essence of the Lease, and upon application to any court of equity having jurisdiction in the premises, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth in this Section 14. If Lessee fails to return Equipment pursuant to the provisions of this Section, the terms and conditions of the Lease shall remain in full force and effect and Lessee shall be obligated to pay to Lessor Rent during each month (or any part thereof) when Lessor is not in possession of the Equipment after the end of the Term of the Lease (the “Holdover Period”) in an amount equal to one and one-quarter (1.25) times the monthly (or other applicable increment) rental payments required during the Term of the Lease.

EXECUTION VERSION

15.    GENERAL INDEMNITY. Each Lease is a net lease. Therefore, Lessee shall indemnify Lessor and its successors and assigns and each of their agents, officers, directors, members, managers, affiliates and employees (each an “Indemnitee”) against, and hold each such Indemnitee harmless from and against any and all Claims (other than to the extent such a Claim (i) results from the gross negligence or willful misconduct of such Indemnitee, (ii) is caused by or is attributable to Lessor’s breach of its express obligations or representations under this Lease, unless such breach is caused or results from a Default, (iii) is caused by or attributable to any voluntary sale, assignment, transfer or other disposition by such Indemnitee of the Equipment or any interest therein that is not a replacement thereof under this Lease or is otherwise not contemplated under the Lease, unless such sale, transfer or other disposition has resulted from or occurred following an Event of Default, (iv) is a claim which is expressly to be borne by Lessor under the terms of the Lease, (v) arises as a result of a Lessor’s Lien or (vi) comprises of any amounts ordinarily payable by Lessor under or in connection with any financing or refinancing of the Equipment), by paying (on an after-tax basis) or otherwise discharging same, when and as such Claims shall become due, including Claims arising on account of any Lease or the Equipment, or any part thereof, including the ordering, acquisition, delivery, installation or rejection of the Equipment, the possession, maintenance, use, condition, ownership or operation of any item of Equipment, and by whomsoever owned, used or operated, during the term of any Lease hereunder with respect to that item of Equipment, the existence of latent and other defects (whether or not discoverable by Lessor or Lessee), any claim in tort for negligence or strict liability, any claim for patent, trademark or copyright infringement, any claim for the loss, damage, destruction, removal, return, surrender, sale or other disposition of the Equipment or any item thereof, any claim arising from breach of any environmental law, or for whatever other reason whatsoever. It is the express intention of both Lessor and Lessee that the indemnity provided for in this Section includes the agreement by Lessee to indemnify the Indemnitees from the consequences of such Indemnitees’ own simple negligence, whether that negligence is the sole or concurring cause of the Claims, and to further indemnify such Indemnitees with respect to Claims for which the Indemnitees are strictly liable. Lessor or the Indemnitee affected thereby, shall give Lessee prompt notice of any Claim hereby indemnified against and, subject to the rights of insurers under any applicable policies of insurance, Lessee shall be entitled to control the defense thereof, so long as no payment default, bankruptcy or insolvency default or Event of Default has occurred and is then continuing and such Claim does not involve the possibility of criminal sanctions on any Indemnitee. For the purposes of this Lease, the term “Claims” shall mean all claims, allegations, harms, judgments, good faith settlements entered into, suits, actions, debts, obligations, damages (whether incidental, consequential or direct), demands (for compensation, indemnification, reimbursement or otherwise), losses, penalties, fines, liabilities (including strict liability), charges that any Indemnitee has incurred or for which it is responsible, in the nature of interest, Liens (other than Lessor’s Liens), and costs (including reasonable attorneys’ fees and disbursements and any other reasonable legal or non-legal expenses of investigation or defense of any Claim, whether or not such Claim is ultimately defeated or incurred in enforcing the rights, remedies or indemnities provided for hereunder, or otherwise available at law or equity to Lessor), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, by or against any person or entity; provided, however, Lessee’s indemnity obligation under this Section 15 shall exclude (a) any Claims that arise after Lessor or Lessor’s purchaser or lessee has taken possession of the Equipment after termination of the Lease and which are not related to any act or omission of Lessee, (b) Claims for taxes (it being agreed that Lessee’s indemnification obligations with respect to taxes are set forth in Sections 12 and 16), (c) Claims expressly excluded as set forth hereinabove. For avoidance of doubt, the indemnity is not limited to claims by third parties (other than ordinary and usual operating and overhead expenses). The provisions of this Section 15 with regard to matters arising during a Lease Term shall survive the expiration or termination of such Lease.

16.    TAX INDEMNIFICATION. Lessee acknowledges that Lessor, in determining the Rent due under the Lease, has assumed it is entitled to certain depreciation deductions with respect to the Equipment Cost (as defined in the Schedule) for tax purposes that are available to an owner of property with the same depreciation classification as the Equipment under Section 168(b) of the Code and under applicable state tax law on the basis of a permitted recovery period, the 200 percent declining balance (or other permitted) method, using the any permitted convention and assuming salvage value is zero (the “Tax Benefits”). If as a result of any act (other than one permitted under this Agreement or the Schedule)), omission, breach of warranty or covenant or misrepresentation by Lessee (a “Lessee Action”), (i) all or any part of the Tax Benefits are lost, recaptured or deferred or (ii) Lessor is required to include in income any amount other than (A) Rent at the times such Rent is allocable in accordance with the terms of the Lease, (B) gain or other income realized by the Lessor in respect of payments of Stipulated Loss Value, (C) gain or other income realized by Lessor on a sale or other disposition of the Equipment if such sale shall not occur pursuant to the exercise of remedies during the continuance of an Event of Default or (D) any amount payable to Lessor on overdue payments as specified in the Lease (a “Loss”), Lessee shall pay Lessor, for each applicable Lease, as additional rent on each date that Rent would otherwise be due, an amount needed to provide Lessor with the same after-tax yield and after-tax cash flow as of such date (“Net Return”), but without duplication, as would have been realized by Lessor at such date had Lessor not incurred the Loss (“Additional Rent”). The Additional Rent shall be computed by Lessor, which shall be subject to verification if requested by Lessee pursuant to this Section 16.

Lessor will promptly notify Lessee of any claim that may give rise to indemnity hereunder. At Lessee’s reasonable written request, Lessor shall contest any such claim (at Lessee’s sole cost and expense) until a Final Determination is reached; provided that Lessee has confirmed in writing its liability for the amounts should it lose the contest and the contest does not create a material risk of sale, loss or forfeiture of the Equipment or otherwise create a material adverse impact on Lessor’s interest in the Equipment (as determined in Lessor’s sole good faith discretion) provided, further, that Lessor shall have no obligation to contest such claim beyond the administrative level of the Internal Revenue Service or other taxing authority. In any event, Lessor shall control all aspects of the contest, provided Lessor shall keep Lessee reasonably informed regarding the status of such contest, allow Lessee to participate in the contest at its own expense and with counsel of its choice and shall not settle the contest without the written consent of Lessee, which such consent shall not be unreasonably withheld, conditioned or delayed. If such administrative appeals are not successful, Lessor agrees to consult with Lessee to consider bringing a judicial action; however, the ultimate decision to bring a judicial action or not shall be made by Lessor in its good faith discretion. Lessee agrees to pay, promptly upon Lessor’s written demand, all documented legal fees and other out-of-pocket expenses incurred by Lessor in defending any such claim even if Lessor’s defense is unsuccessful. A “Final Determination” shall mean (i) a decision, judgment, decree or other order by a court of competent jurisdiction, which decision, judgment, decree or other order has

EXECUTION VERSION
become final after all allowable appeals (other than appeals to the United States Supreme Court) by either party to the action have been exhausted or the time for filing such appeals has expired, a (ii) a closing agreement entered into by Lessor in good faith under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to the claimed deficiency.

Notwithstanding the foregoing, Lessee shall have no obligations to indemnify Lessor for any Loss that results from (a) a casualty to the Equipment if Lessee pays the amount Lessee is required to pay as a result of such casualty, (b) Lessor’s sale of the Equipment or its interest in the Lease other than pursuant to the exercise of remedies following an Event of Default hereunder, (c) failure of Lessor to have sufficient income to utilize the Tax Benefits, to timely or properly claim such Tax Benefits or to report rent and interest for federal and state income tax purposes in accordance with the Supplement, (d) an event requiring Lessee to pay Lessor’s Loss (or an amount calculated by reference thereto) and such amount is paid in full at the time and manner provided by the Lease, (e) the failure of the Lease to be a “true lease” for federal income tax purposes or the failure of the Lease to have “economic substance” within the meaning of Section 7701(o) of the Code (in each case, other than due to a Lessee Action), (f) the gross negligence or willful misconduct of Lessor and (g) a change in tax law (including tax rates) effective after the Lease begins.

Any Additional Rent due under this Section 16 for a Loss shall be payable upon the occurrence of the latest of (i) thirty (30) days after the date of Lessor’s notice to Lessee pursuant to this Section 16 or (ii) five (5) days after the completion of any contest requested by Lessee pursuant to this Section 16, provided, however, that Lessee shall not be permitted to defer payment of Additional Rent beyond the date Lessor shall be required to pay the additional taxes giving rise to such Additional Rent payable by Lessee (taking into account any payment deferral allowed by a contest of the applicable tax claim); provided, further however, that if Lessee shall elect to pay such sum before the later of the dates specified in (i) and (ii) above, Lessee shall not be required to pay Lessor the amount of any interest that shall be attributable to the period after such payment by Lessee. Lessor shall provide Lessee with supporting computation of the Loss for which Additional Rent is claimed. If Lessee elects to contest a Loss in accordance with this Section 16 and if there is a Final Determination which clearly establishes that the tax payable by Lessor is less than the Additional Rent payment made by Lessee, Lessor shall refund the difference to Lessee, less Lessor's unreimbursed out-of-pocket costs and expenses incurred in connection with such contest.

If Additional Rent is due hereunder, Lessor shall in good faith calculate the amount necessary to maintain the same Net Return that Lessor would have realized from time to time had Lessor not incurred the Loss and provide Lessee a written explanation of the rationale for the Net Return used and the calculation of the payment due. If Lessee does not object in writing to such rationale and calculation within thirty (30) days, such rationale and calculation shall be binding on Lessee and Lessor. If Lessee does provide written notice of its reasonable objection thereto within thirty (30) days of receipt of the notice from Lessor, Lessor shall nominate a “Big 4” accounting firm that is reasonably acceptable to Lessee and which is not the financial statement auditor of either Lessee or Lessor to review Lessor’s rationale of its Net Return and explanation of the amount due and Lessee’s objections thereto. Absent manifest error, such accounting firm’s determination of Lessor’s Net Return and the Additional Rent due hereunder shall be final and binding on the parties. The Parties shall request that such accounting firm make its determination no later than twenty (20) days of the request therefor. Such accounting firm’s fees shall be paid by Lessee, unless such accounting firm determines that the Additional Rent actually due is ninety-five percent (95%) percent or less than the amount determined by Lessor.

If Lessor, as a result of a Loss occurring with respect to any year under circumstances that require Lessee to indemnify Lessor with respect to such Loss, shall actually realize, with respect to any year, income tax savings (including, without limitation, by reason of any refunds of or credits against tax) that would not have been realized but for such Loss or the event giving rise thereto, and such savings were not previously taken into account in computing the indemnity amount paid to Lessor, Lessor shall pay to Lessee an amount equal to such income tax savings that it actually realizes plus the amount of any income tax savings that it actually realizes as the result of any payment made pursuant to this sentence (calculated in accordance with the same methodology used to determine Lessor’s Net Return); provided, however, the sum of all payments by Lessor to Lessee pursuant to this paragraph shall not exceed the sum of all prior indemnity payments to Lessor by Lessee pursuant to this Section 16 less the amount of all prior payments by Lessor to Lessee under this paragraph; provided, further, that Lessor will be under no obligation to make any payment contemplated under this paragraph if an Event of Default has occurred and is continuing. Any subsequent loss of income tax savings realized by Lessor in calculating such reverse indemnity payment to Lessee pursuant to this paragraph shall be indemnifiable as a Loss without regard to the exclusions in this Section 16 (other than the exclusion for the gross negligence or willful misconduct of Lessor). Any payment due to Lessee pursuant to this paragraph shall be paid within thirty (30) days after Lessor has actually realized such tax savings. Lessor shall in good faith use diligence in claiming and pursuing refunds and tax benefits that would result in payments to Lessee under this paragraph; provided, that all reasonable, documented out-of-pocket costs and expenses incurred by Lessor in connection therewith shall be for the account of Lessee and shall be paid by Lessee.

17.    ASSIGNMENT BY LESSEE PROHIBITED. LESSEE SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, (i) ASSIGN, TRANSFER, PLEDGE OR OTHERWISE DISPOSE OF ANY LEASE OR PROPERTY, OR ANY INTEREST THEREIN (EXCEPT FOR DISPOSITIONS OF THE PROPERTY EXPRESSLY PERMITTED HEREBY); or (ii) SUBLEASE OR LEND ANY EQUIPMENT OR PERMIT IT TO BE USED BY ANYONE OTHER THAN LESSEE AND ITS EMPLOYEES (EXCEPT AS OTHERWISE SET FORTH IN A SCHEDULE).

18.    ASSIGNMENT BY LESSOR. Lessor and its successors and assigns may sell, assign, transfer or syndicate its rights, title and interest in and to any Lease and the Equipment, individually or together, in whole or in part, and/or grant or assign a security interest in any Lease and the Equipment individually or together, in whole or in part; provided, however, that so long as no Event of Default or event which with the giving of notice, the passage of time, or both, would constitute an Event of Default shall have occurred, Lessor shall

EXECUTION VERSION
not make any assignment to any entity not affiliated with Lessor without obtaining Lessee’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed and Lessee shall enjoy its right to quiet enjoyment as set forth in Section 24 below. Each such assignee shall have all of the rights of Lessor under each Lease assigned to it. Lessee shall not assert against any such assignee any claims or defenses by way of abatement, set-off, counterclaim or recoupment that Lessee may have against Lessor or any other person or entity. Upon receipt of written notice of Lessor’s assignment of all or any part of its interest in any Lease, Lessee agrees to attorn to and recognize any such assignee as the owner of such assigned Lessor’s interest in any Lease and Lessee shall thereafter make such payments, including without limitation such Rent as are indicated in the notice of assignment, to such assignee. No such Lessor assignment will alter the terms and conditions of the relevant Lease or expand, enlarge or modify the obligations of Lessee. Notwithstanding any such assignment, Lessee will continue to deal directly and solely with Stonebriar Commercial Finance LLC as administrative agent for the lessors (whether one or more), including affiliates of Lessor, until such time as Lessee has received written notice that such administrative agent has been replaced and Lessee has had reasonable time to acknowledge such notice. Lessee agrees that Lessor may disclose information regarding Lessee and the transactions to any such assignee, potential assignee, rating agency or other party in connection with any such Lessor assignment so long as such party is informed by Lessor of the confidential nature of any documents or information which Lessor has otherwise agreed to keep confidential and agrees to keep such information confidential.

19.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE. Lessee represents, warrants and covenants to Lessor that:
(a)it is and will at all times remain a “registered organization” (as defined in the Uniform Commercial Code) duly organized, validly existing and in good standing under that laws of the State indicated in the first paragraph of this Agreement, and that Lessee’s exact legal name is as set forth in the first paragraph of this Agreement;
(b)the execution, delivery and performance by Lessee of or under this Agreement are within Lessee’s powers, have been duly authorized by all necessary corporate or other organizational action on the part of Lessee, do not require the approval of any stockholder, member, partner, trustee or holder of any obligations of Lessee except such as have been duly obtained and do not and will not at any time violate (i) Lessee’s organizational documents, (ii) the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under, any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound and which would constitute a material agreement for the Parent and its subsidiaries taken as a whole, or (iii) any law, governmental rule, regulation, or order or contractual restriction binding on or affecting Lessee;
(c)no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Lessee of this Agreement, other than filings necessary to evidence and perfect liens and claims arising in connection with a lease;
(d)each Lease constitutes the legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);
(e)there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, to which Lessee is a party, pending or threatened in writing against or affecting Lessee, nor to the best knowledge of Lessee is there any basis therefor, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect on the transactions contemplated by any Lease or any other document, agreement or certificate which is used or contemplated for use in the consummation of transactions contemplated by any Lease or on the Lessee. Further, Lessee is not in default under any obligation for borrowed money, for the deferred purchase price of property or any lease agreement which, either individually or in the aggregate, would have a Material Adverse Effect on the Lessee or the Parent under the laws of the state(s) in which the Equipment is to be located;
(f)except as set forth in the applicable Schedule, the Equipment consists solely of and will remain personal property and not fixtures;
(g)the financial statements of Parent (copies of which have been furnished to Lessor) have been prepared in all material respects in accordance with US generally accepted accounting principles consistently applied (“GAAP”), and fairly present in all material respects in accordance with GAAP Lessee’s financial condition and the results of its operations as of the date of and for the period covered by such statements (subject, in the case of quarterly financial statements, to customary year-end adjustments and footnotes), and since the date of such statements, as of the date hereof there has been no material adverse change in such conditions or operations;
(h)Neither Lessee nor any officer, director or affiliate (and for purposes hereof, “affiliates” shall be limited to those persons whose actions would subject Lessor to penalties, investigations, restrictions or other similar actions by the relevant governmental authorities under sanctions or anti-money laundering laws) thereof (i) is or will become a person whose property or interest in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Equipment and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (ii) will engage in any dealings or transactions prohibited by such executive order, or be otherwise associated with any such person in any manner that is in violation of such executive order; or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons (“SDN List”) or subject to the limitations or prohibitions under any other regulation, executive order or sanctions programs administered by the Office of Foreign Assets Control; and

EXECUTION VERSION
(i)No part of the extensions of credit hereunder or the Equipment leased hereunder will be used, directly or indirectly, for any benefit or advantage to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

20.    DEFAULT. Lessee shall be in default under each Lease upon the occurrence and during the continuance of any one or more of the following events (each, an “Event of Default”):
(a)Lessee fails to pay when due (i) any Rent required to be paid by Lessee under or in connection with any Lease and any such failure continues for two (2) business days after written notice is provided by Lessor to Lessee; or (ii) any other amount due under this Agreement and any such failure continues for ten (10) business days after written notice of such failure is provided by Lessor to Lessee;
(b)Lessee shall fail to obtain and maintain the insurance required herein;
(c)Lessee fails to perform or observe any other covenant, condition or agreement provided under or in connection with a Lease and such failure shall continue unremedied for a period of ten (10) days after Lessor’s written notice thereof to Lessee;
(d)any statement, representation or warranty made or financial information (other than projections of future performance) delivered or furnished by Lessee to Lessor under or in connection with a Lease shall prove to have been false, misleading, erroneous or inaccurate in any material respect as of the date when made;
(e)any petition for relief is filed by or against Lessee under any bankruptcy, insolvency, reorganization or similar laws and any such matter instituted against Lessee is not dismissed or fully stayed within forty-five (45) days following the filing or commencement thereof;
(f)Lessee fails to make any payment when due or fails to perform or observe any covenant, condition or agreement to be performed by it under any agreement or obligation to any creditor (including Lessor under any other agreement or any other Lease under this Agreement) which failure would permit, with the giving of notice or the lapse of time, the acceleration of the due date for an amount in excess of $50,000,000, after any and all applicable cure periods therefor shall have elapsed;
(g)any judgment in excess of $50,000,000 shall be rendered against Lessee which shall remain unpaid in accordance with its terms or is not fully stayed for a period of forty-five (45) days;
(h)(i) Lessee shall dissolve, liquidate, wind up or cease its business; convey, lease or otherwise dispose of all or substantially all of its assets, (ii) Lessee makes any material change in its capital structure or lines of business that has a Material Adverse Effect, or (iii) Lessee merges or consolidates with any entity other than Calumet Specialty Products Partners, L.P. (“CSPP”) or a wholly owned subsidiary of CSPP, or divides or is divided, in each case other than pursuant to any Permitted Transaction;
(i)Lessee ceases to be a subsidiary controlled by CSPP and a majority of whose equity interests are owned (directly or indirectly) by CSPP (unless Lessor shall have consented thereto in writing), other than pursuant to any Permitted Transaction;
(j)if there is a Change of Control of Montana Renewables Holdings LLC, (“Parent”), other than pursuant to any Permitted Transaction. For the purposes of this Section 20(j), a “Change of Control” shall mean the occurrence of (i) the consummation of any transaction (including any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of Parent, measured by voting power rather than number of shares, units or the like; or (ii) the first day on which a majority of the members of the board of directors (or managers, if applicable) of Calumet GP cease to be composed of individuals (A) who were members of that board on the date of this Agreement, or (B) whose election or nomination to that board was approved by at least one Qualifying Owner; provided, however, that a “Change of Control” shall not include the mere change in form of the Parent or other subsidiary of Calumet GP, such as (by way of example and without limitation) the conversion of the Parent to a “Subchapter C Corporation” within the meaning of the Internal Revenue Code of 1986, as amended. “Calumet GP” means Calumet GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as the business entity with the ultimate authority to manage the business and operations of Parent. “Qualifying Owners” means collectively, any of the owners of Calumet GP as of the date of this Agreement and their respective affiliates, and the trustees, beneficiaries or the heirs or family members of any of the foregoing, including The Heritage Group, Irrevocable Intervivos Trust No. 12.27.73 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 18, 2012 and Maggie Fehsenfeld Trust No. 106 12.30.74 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 18, 2012. “Voting Stock” means with respect to any person, Equity Interests issued by such person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even though the right so to vote has been suspended by the happening of such a contingency. “Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person. . The occurrence of either one or more of the actions described in clauses (i) or (ii) above shall constitute a Change of Control; provided, however, that no Change of Control shall be deemed to have occurred if Lessor consents in writing to such occurrence prior to the consummation thereof;
(k)[RESERVED];

EXECUTION VERSION
(l)any collateral security, including any security deposit or letter of credit delivered pursuant to any Schedule, is cancelled, terminated or becomes illegal, invalid, prohibited or unenforceable and such collateral security is not fully restored as contemplated herein within two (2) business days after written notice is provided by Lessor to Lessee.; or
(m)any Event of Default (as such term is defined therein) occurs under any other agreement between any Lease Party on the one hand, and Lessor or any affiliate of Lessor, on the other; provided, however, that if such Event of Default occurs in an agreement, other than a Schedule or Lease, subject to, referencing or incorporating the terms of this Agreement, such Event of Default continues for two (2) business days after written notice of such Event of Default is provided by Lessor to Lessee.

“Permitted Transaction” means (a) an IPO Event, (b) a SPAC Transaction or (c) a Consolidation Event so long as, in each case, after said Permitted Transaction either (i) CSPP has a direct or indirect controlling stake in Lessee; or (ii) CSPP or one of its subsidiaries continues to provide material operational support for the Equipment through a bona fide master services agreement. If neither of the foregoing control criteria are satisfied, Lessor shall have the option, in its sole discretion, to waive these criteria by providing written notice of its consent to the applicable transaction to Lessee. If neither of the foregoing control criteria are satisfied and Lessor does not waive these criteria (provided that Lessor shall be deemed to have waived these criteria, and the applicable transaction deemed a Permitted Transaction, if Lessor fails to object and demand payment of Stipulated Loss Value within 60 days of the occurrence of the applicable transaction), Lessee shall pay to Lessor the applicable Stipulated Loss Value within ten (10) business days of Lessor demanding payment of said Stipulated Loss Value. Upon Lessee making such payment, the Lease and the obligation to make future rental payments shall terminate and (to the extent applicable) Lessee shall become owner of, and Lessor shall convey to Lessee all of Lessor’s right, title and interest in and to the Equipment subject to such Lease “AS IS WHERE IS” without warranty, express or implied, with respect to any matter whatsoever, except for the absence of any Liens of, or created by or through, Lessor. For the avoidance of doubt, the applicable Stipulated Loss Value shall be determined as of the date of Lessor’s receipt thereof. “IPO Event” means the issuance by Parent or Lessee of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) on a United States national securities exchange (including NYSE, NASDAQ, or any other stock exchanges having a market capitalization of over $3 trillion or otherwise acceptable to Lessor in its reasonable discretion), pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering). “SPAC Transaction” means an acquisition, merger or other business combination between Parent or Lessee and a SPAC, provided that (A) the surviving entity in any related merger transaction shall be Parent or Lessee, (B) the transaction shall result in securities of Parent or Lessee, or the immediate parent company thereof, being listed on a United States national securities exchange, and (C) Lessee shall have provided ten (10) business days prior written notice of the transaction to Lessor, and Lessor shall have received copies of the material documents entered into to effect the SPAC Transaction. "SPAC" means a newly formed special purpose acquisition entity, which (1) has been formed with the purpose of raising capital, (2) has completed an initial public offering resulting in the equity interests of such entity being listed on a United States national securities exchange, and (3) does not conduct any material business or maintain any material assets other than cash or cash equivalents. “Consolidation Event” means the consolidation, amalgamation or merger of Parent or Lessee with another entity such that Parent/Lessee is the surviving entity and the creditworthiness of each of Parent and Lessee is not weakened by virtue of the occurrence of the Consolidation Event.

The occurrence of an Event of Default with respect to any Lease shall, at the sole discretion of Lessor, constitute an Event of Default with respect to any or all Leases under this Agreement to which Lessor and Lessee are then a party without (except as otherwise expressly provided herein) the necessity of any notice or demand on the part of Lessor. Notwithstanding anything set forth herein, Lessor may exercise all rights and remedies hereunder independently with respect to each Lease.

21.    REMEDIES. Upon the occurrence and continuation of an Event of Default, Lessor shall have the right, in its sole discretion to exercise any one or more of the following remedies so long as such Event of Default remains uncured:
(a)terminate the applicable Lease and all of Lessee’s rights, but not its obligations, under such Lease and in and to the Equipment leased thereunder;
(b)declare any and all Rent and other payment obligations under each Lease immediately due and payable, including all past, present and future Rent and other payment obligations;
(c)take possession of or render unusable by Lessee any or all items of Equipment, wherever located, without demand, notice, court order or other process of law, and without liability for entry to Lessee’s premises, for damage to Lessee’s property or otherwise;
(d)demand that Lessee return any or all Equipment to Lessor in accordance with Section 14 above, and, for each day that Lessee shall fail to return any item of Equipment, Lessor may demand an amount equal to the Rent payable for such Equipment in accordance with Section 14 above;
(e)lease, sell or otherwise dispose of any or all of the Equipment, whether or not in Lessor’s possession, in a commercially reasonable manner at public or private sale with or without notice, with the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers’ fees), to the obligations of Lessee arising under the Lease, with Lessee remaining liable for any deficiency until all obligations under this Agreement are paid in full and with any excess being retained by Lessor;
(f)recover the following amounts from Lessee as damages, not as a penalty but herein liquidated for all purposes as follows (subject to the Lessor’s duty, if any, to mitigate damages as and to the extent provided under applicable law):

EXECUTION VERSION
i)all costs and expenses of Lessor reimbursable to it hereunder, including, without limitation, expenses of disposition of the Equipment, legal fees and all other amounts specified in Section 22 below;
ii)an amount equal to the sum of (A) any accrued and unpaid Rent through the later of the date of the applicable default or the date that Lessor has obtained possession of the Equipment; and (B) if Lessor resells or relets the Equipment, Rent at the periodic rate provided for in each Lease for the additional period that it takes Lessor to resell or re-let all of the Equipment;
iii)the present value of all future Rent reserved in the Leases and contracted to be paid over the unexpired Term of the Leases discounted at two percent (2.0%) per annum;
iv)all reasonable documented out of pocket costs and expenses related to (A) Lessor’s repossession of the Equipment and (B) maintenance, repair and other work required to return the Equipment in the condition required by this Agreement and the applicable Schedule; and
v)any indebtedness for Lessee’s indemnity under Sections 15 and 16 above, plus a late charge at the rate specified in Section 3 above (but provided, for the avoidance of doubt, that no such Section 3 late charge shall be charged on account of the acceleration of the due date of all Rents in accordance with the foregoing or the subsequent untimely payment thereof);
(g)proceed by appropriate court action, either at law or in equity (including an action for specific performance), to enforce performance by Lessee or to recover damages associated with such Event of Default; or exercise any other right or remedy available to Lessor at law or in equity; and
(h)by offset, recoupment or other manner of application, apply any security deposit, monies held in deposit or other sums then held by Lessor, and with respect to which Lessee has an interest, against any obligations of Lessee arising under this Lease, whether or not Lessee has pledged, assigned or granted a security interest to Lessor in any or all such sums as collateral for said obligations.

Lessor may pursue any other rights or remedies available at law or in equity, including, without limitation, rights or remedies seeking damages, specific performance and injunctive relief. In addition, Lessor may cure Lessee’s default, and Lessee shall be responsible for immediately reimbursing Lessor for all amounts paid by Lessor to cure such default. Any failure of Lessor to require strict performance by Lessee, or any waiver by Lessor of any provision hereunder or under any Schedule, shall not be construed as a consent or waiver of any other breach of the same or of any other provision. Any amendment or waiver of any provision hereof or under any Schedule or consent to any departure by Lessee herefrom or therefrom shall be in writing and signed by Lessor.

Interest at the per annum rate (the “Overdue Rate”) equal to the lesser of (i) the greater of (a) twelve percent (12%) and (b) the Prime Rate plus two percent (2%) and (ii) the highest lawful rate Lessee can legally obligate itself to pay or Lessor can legally collect, shall accrue with respect to any amounts payable under this Section 21 for as long as such amounts remain outstanding, and shall be paid by Lessee upon demand. For purposes hereof, “Prime Rate” means, at the time any determination thereof is to be made, the fluctuating per annum rate of interest then most recently reported in the Wall Street Journal as the “Prime Rate” in the United States of America and if reported as a range, the interest rate shall be the mid-point of the range. In the event that the Wall Street Journal ceases to report the Prime Rate, then “Prime Rate” shall mean the fluctuating interest rate per annum announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” (or, if otherwise denominated, such bank’s reference rate for interest rate calculations on general commercial loans), which rate is not necessarily the lowest or best rate which such bank may at any time or from time to time charge any of its customers.

In addition to the rights and remedies of Lessor set forth in this Agreement, upon the occurrence and continuation of an Event of Default, except as otherwise set forth in the applicable Schedule (i) Lessee shall permit Lessor and its designees and agents (which may include any prospective purchasers of the Equipment) to access the Equipment on the property on which it is located; (ii) Lessor shall have the right to (A) keep the Equipment on such property for the period of time that is necessary or desirable for Lessor to exercise its rights and remedies under the applicable Lease, and (B) sell the Equipment while it is located on such property; and (iii) Lessor and any purchaser of the Equipment shall have the right to dismantle all or any portion of the Equipment on such property and to remove the Equipment from such property.

In the event Lessor takes possession of or otherwise exercises remedies with respect to any Equipment, then for so long as such Equipment remains located on the premises of Lessee’s real property and so long as Lessee remains in control of such real property and continues to conduct normal business operations thereon, Lessor shall comply in all material respects with all applicable health, safety and environmental laws in connection with such Equipment and shall also use commercially reasonable efforts to ensure that the ongoing use of such Equipment does not unreasonably interfere with other operations at Lessee’s refinery facility or the bona fide health, safety and environmental policies and practices in place with respect thereto.

No right or remedy is exclusive of any other provided herein or permitted by law or equity. All such rights and remedies shall be cumulative and may be enforced concurrently or individually from time to time.

22.    LESSOR’S EXPENSES. All reasonable, documented out-of-pocket costs and expenses incurred by Lessor in connection with entering into this Agreement and the transactions contemplated hereby shall be for the account of Lessee and shall be paid by Lessee. Lessee shall pay Lessor on demand all out of pocket costs and expenses in protecting and enforcing Lessor’s rights and interests in each Lease and the Equipment, including, without limitation, legal, collection, inspection, appraisal, search, recording, titling, filing and

EXECUTION VERSION
remarketing fees and expenses incurred by Lessor in enforcing the terms, conditions or provisions of each Lease or, upon the occurrence and continuation of an Event of Default.

23.    LESSEE’S WAIVERS. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee by Sections 2A-508 through 2A-522 of the UCC. To the extent permitted by applicable law, Lessee also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use any Equipment in mitigation of Lessor’s damages as set forth in Section 21 above or which may otherwise limit or modify any of Lessor’s rights or remedies under this Agreement. Any action by Lessee against Lessor for any default by Lessor under any Lease shall be commenced within one year after Lessee becomes aware that any such cause of action accrues.

24.    QUIET ENJOYMENT. So long as no Event of Default has occurred and is continuing, Lessee shall peaceably hold and quietly enjoy the Equipment without interruption by Lessor or any person or entity claiming through Lessor.

25.    NOTICES; ADMINISTRATION. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder shall be given in writing and shall be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid (with confirmation of receipt):

a)if to Lessor, then to 5601 Granite Parkway, Suite 1350, Plano, Texas 75024, ATTN: Credit Department, e-mail: notice@StonebriarCF.com, or such other address as shall be designated by Lessor; and

b)if to Lessee, then to

(i) 2780 Waterfront Parkway E. Drive, Suite 200, Indianapolis, IN 46214, Attention: Chief Financial Officer; email: todd.borgmann@calumetspecialty.com and

(ii) 2780 Waterfront Parkway E. Drive, Suite 200, Indianapolis, IN 46214, Attention: General Counsel; email: greg.morical@calumetspecialty.com,

or such other addresses as shall be designated by Lessee.

All such notices and correspondence shall be deemed given, and effective, when received. The parties hereto may correspond with one another by email, and email addresses are provided above for that purpose, but notices required hereunder shall not be effective unless provided by overnight courier, hand delivery or certified or registered mail, postage prepaid (with confirmation of receipt). Facsimile transmissions shall not be effective for purposes of giving notice hereunder.

26.    FURTHER ASSURANCES. Lessee, upon the request of Lessor, will execute, acknowledge, record or file, as the case may be, such further documents and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement and the transactions contemplated hereby.

27.    FINANCIAL STATEMENTS. Lessee shall deliver to Lessor: (i) as soon as available, but not later than 60 days after the end of each fiscal year of Lessee and its consolidated subsidiaries, the unaudited consolidated balance sheet, income statement and statements of cash flows and shareholders equity for Lessee and its consolidated subsidiaries (the “Financial Statements”) for such year, prepared in accordance with GAAP and certified by an officer of Lessee as (a) having been prepared in all material respects in accordance with GAAP and (b) fairly presenting in all material respects in accordance with GAAP the financial condition and results of operations of the Lessee and its consolidated subsidiaries taken as a whole fort the period therein stated; and (ii) as soon as available, but not later than sixty (60) days after the end of each of the first three fiscal quarters in any fiscal year of Lessee and its consolidated subsidiaries, the Financial Statements for such fiscal quarter, together with a certification duly executed by the chief financial officer of Lessee that such Financial Statements have been prepared in all material respects in accordance with GAAP and fairly present in all material respects in accordance with GAAP (subject to notes and normal year-end audit adjustments) the financial condition and results of operations of the Lessee and its consolidated subsidiaries taken as a whole for the period therein stated; provided, however, that Financial Statements and other certificates and information required to be delivered by Lessee pursuant to this Section 27 shall be deemed to have been delivered if Lessee shall have timely filed with the SEC or EDGAR an SEC Form 10-Q or Form 10-K satisfying the requirements of this Section, or such items are timely posted by or on behalf of Lessee on a website to which Lessor has access free of charge.
28.    GOVERNING LAW; CONSENT TO JURISDICTION. EACH LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to a Lease may be commenced in any federal or state court sitting in the Southern Federal District of New York or the Eastern Federal District of Texas and the parties irrevocably submit to the jurisdiction of each such court and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that the Lease or the subject matter thereof or the transaction contemplated hereby or thereby may not be enforced in or by such court.

EXECUTION VERSION
29.    WAIVER OF JURY TRIAL. LESSEE AND LESSOR IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

30.    SEVERABILITY; INTEGRATION. If any provision shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired. Lessee acknowledges that Lessee has read this Agreement and the schedule hereto, understands them, and agrees to be bound by their terms and conditions. Further, Lessee and Lessor agree that this agreement and the schedules delivered in connection herewith from time to time are the complete and exclusive statement of the agreement between the parties, superseding all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

31.    COUNTERPARTS; DELIVERY. This Agreement may be signed in counterparts, manually or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signature delivered by facsimile or in "pdf" or similar electronic format shall be deemed an original signature hereto.

32.    LEASE DOCUMENTS. For the convenience of the parties in future communication, this Agreement, the Schedules and all other agreements, instruments, documents and records executed or delivered in connection herewith or therewith may be referred to as the “Lease Documents.”

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed or caused this Master Lease Agreement to be duly executed by their respective duly authorized officers as of the date first above written

MONTANA RENEWABLES, LLC By: /s/ L. Todd Borgmann Name: L. Todd Borgmann Title: Executive Vice President and Chief Financial Officer FEIN: 87-2031530	STONEBRIAR COMMERCIAL FINANCE LLC By: /s/ Harrison Smith Name: Harrison Smith Title: Vice President